Exhibit 99.2

NUANCE COMMUNICATIONS, INC.
SECOND QUARTER FISCAL 2014 EARNINGS ANNOUNCEMENT
PREPARED CONFERENCE CALL REMARKS

Nuance is providing a copy of these prepared remarks in combination with its press release, to provide shareholders and analysts with additional time and detail for analyzing our results in advance of our quarterly conference call. As previously scheduled, the conference call will begin today, May 8, 2014 at 5:00 pm EDT and will include only brief comments followed by questions and answers. These prepared remarks will not be read on the call.

To access the live broadcast, please visit the Investor Relations section of Nuance’s Website at www.nuance.com. The call can also be heard by dialing (800) 230-1085 or (612) 288-0329 at least five minutes prior to the call and referencing code 324540. A replay will be available within 24 hours of the announcement by dialing (800) 475-6701 or (320) 365-3844 and using the access code 324540.

Discussion of Business and Financial Highlights
We delivered a strong second quarter and first half of FY 14, with most key metrics above our targets. Our bookings growth remained strong and exceeded our expectations, and is building the foundation for future revenue growth. The portion of revenue that is of a recurring nature continues to grow as more of our business moves toward on-demand, term-based and transactional models, as is further evidenced in the growth of our deferred revenues. Although this transition is hindering near-term revenue growth, it is adding sustainability and predictability to our future revenue streams. In order to further improve profitability during this period of revenue transition, we have increased our focus on expenses. Our Q2 14 results benefitted from improved efficiencies in gross margins, careful prioritization of investments, and overall tighter management of operating expenses. We will sustain and augment this focus during the second half of FY 14 and into FY 15, with the objective of delivering improved margins while also ensuring future growth in our key markets.

Financial Highlights. In our press release today, Nuance reported:

•	Bookings of $638.0 million, up 43.3% from $445.1 million in Q2 13.

•	Non-GAAP revenue of $490.0 million, at the high end of guidance and up slightly from $484.0 million a year ago. GAAP revenue of $475.7 million, up 5.5% from $451.0 million a year ago.

•	Total deferred revenue of $504.9 million, up 30.0% from $388.3 million a year ago.

•	Non‑GAAP operating margin of 23.9%, compared to 21.6% in Q1 14 and 29.1% a year ago.

•
Non-GAAP net income of $88.3 million, or $0.28 per diluted share, above our guidance range and up from $76.6 million, or $0.24 per diluted share in Q1 14, but down from $110.4 million, or $0.34 per diluted share, a year ago.  GAAP net loss of $(39.2) million, or $(0.12) per share, compared to $(55.4) million or $(0.18) per share in Q1 14, and $(25.8) million, or $(0.08) per share, a year ago.

•	Operating cash flow of $87.0 million, compared to $78.2 million in Q1 14 and $93.1 million a year ago. Cash, cash equivalents and marketable securities of $809.5 million as of March 31, 2014.

(Please see the section, “Discussion of Non-GAAP Financial Measures,” later in this document for more details on non-GAAP data.)

Discussion of Non-GAAP Bookings and Revenue
Nuance reported Q2 14 bookings of $638.0 million, up 43.3% from $445.1 million in Q2 13, and significantly exceeding our 15% targeted full year growth rate. Bookings growth was led by Mobile & Consumer, especially automotive solutions, and Healthcare, especially transcription on-demand and Clintegrity. In particular, Q2 14 bookings benefitted significantly from a major extension of our connected car business with a leading automaker. Bookings growth provides the foundation of future revenue growth.

Q2 14 non-GAAP revenue performance was led by growth in recurring revenue, with 7.2% year-over-year growth in on-demand revenue and 12.3% year-over-year growth in maintenance and support revenue. From a segment perspective, our strongest year-over-year organic revenue performance came from Enterprise and Healthcare, counterbalanced by underperformance by Imaging and Mobile & Consumer. As reported, Enterprise on-demand, Dragon Medical and automotive product lines grew strongly in Q2 14 compared to Q2 13. The U.S. contributed 73% of non-GAAP revenue and international contributed 27% in Q2 14.

In Q2 14, we continued to embrace our customers’ increasing preference for long-term, recurring revenue models which improve the sustainability and predictability of revenue streams, but contribute less to near-term revenue than traditional perpetual license models. Recurring revenue as a percentage of total revenue has grown steadily from approximately 54% in Q1 13 to approximately 64% in Q2 14. Recurring revenue comprises on-demand, maintenance and support, and the elements of product and license revenue that are either term-based or transactional. On-demand revenue has increased from 26% of total revenue in FY 11 to 32% of total revenue in FY 13, and further to 36% in Q2 14. Over the same period, product and licensing revenue decreased from 47% in FY 11 to 42% in FY 13 and further to 37% in Q2 14. Within product and license revenue, the contribution of term-based and transactional models continues to increase.

An additional measure of our shift toward recurring revenue models is deferred revenue growth. Q2 14 total deferred revenue of $504.9 million represents 30% growth over Q2 13 deferred revenue of $388.3 million. A preponderance of this increase was driven by the Mobile & Consumer business, and notably growing shipments of automobiles, handsets and other consumer electronics that feature Nuance powered speech, virtual assistants and other connected services. In addition, a substantial portion of the increase was driven by Healthcare, resulting primarily from term-based license agreements for our Clintegrity and Diagnostics offerings.

Table: Non-GAAP Revenue by Segment

	Q1 2013	Q2 2013	Q3 2013	Q4 2013	FY 2013	Q1 2014	Q2 2014
Healthcare	$217.4	$229.3	$238.1	$226.7	$911.6	$227.3	$237.0
Yr/Yr Organic Growth*	3%	2%	2%	(1)%	2%	1%	1%
Mobile & Consumer	$131.7	$116.2	$111.0	$120.3	$479.2	$115.3	$109.8
Yr/Yr Organic Growth*	19%	(2)%	(19)%	(24)%	(8)%	(16)%	(7)%
Enterprise	$83.7	$74.5	$78.9	$86.4	$323.5	$89.2	$87.2
Yr/Yr Organic Growth*	11%	(18)%	7%	(5)%	(2)%	(8)%	3%
Imaging	$59.6	$64.0	$62.8	$57.0	$243.4	$58.3	$56.0
Yr/Yr Organic Growth*	6%	(10)%	(4)%	(9)%	(5)%	(9)%	(12)%
Total revenue	$492.4	$484.0	$490.8	$490.4	$1,957.7	$490.1	$490.0
Yr/Yr Organic Growth*	9%	(4)%	(3)%	(9)%	(2)%	(6)%	(2)%

*
Organic growth is calculated by comparing Nuance’s reported non-GAAP revenue to revenue in the same period in the prior year. For purposes of this calculation, revenue is adjusted to include revenue from companies acquired by Nuance, as if we had owned the acquired business in all periods presented.

Table: Non-GAAP Revenue by Type

	Q1 2013	Q2 2013	Q3 2013	Q4 2013	FY 2013	Q1 2014	Q2 2014
Product and Licensing	$218.3	$196.9	$205.5	$203.2	$823.8	$190.0	$182.1
% of Revenue	44%	41%	42%	42%	42%	39%	37%
Professional Services	$56.0	$56.8	$57.4	$55.7	$226.0	$54.2	$57.7
% of Revenue	11%	12%	12%	11%	12%	11%	12%
On-demand	$151.3	$164.3	$159.0	$158.9	$633.6	$171.6	$176.1
% of Revenue	31%	34%	32%	32%	32%	35%	36%
Maintenance and Support	$66.8	$66.0	$68.9	$72.6	$274.3	$74.3	$74.1
% of Revenue	14%	13%	14%	15%	14%	15%	15%
Total revenue	$492.4	$484.0	$490.8	$490.4	$1,957.7	$490.1	$490.0
Table: Supplemental Information

	Q1 2013	Q2 2013	Q3 2013	Q4 2013	Q1 2014	Q2 2014
Bookings (in millions)	$504.9	$445.1	$468.8	$497.7	$637.3	$638.0
Total Deferred Revenue (in millions)	$376.3	$388.3	$396.5	$414.6	$484.3	$504.9
Estimated 3-year Value of Total On-Demand Contracts (in millions)	$2,083.8	$2,103.4	$2,091.2	$2,084.1	$2,224.6	$2,195.6
Annualized Line Run-Rate in Nuance's Healthcare On-Demand Business (in billions)	5.138	5.193	5.227	5.075	5.070	5.487

Discussion of Segment Profit Trends
Segment profit increased from $135.7 million and 28% of revenue in Q1 14 to $147.1 million and 30% in Q2 14. However, segment profit and segment margin declined compared to Q2 13. We drove greater profitability this quarter relative to Q1 14 through substantial reduction in operating expenses. Healthcare was a key contributor to improved profits as segment profit improved from $78.5 million and 35% of revenue in Q1 14 to $91.5 million and 39% in Q2 14. Efficiency improvements in our Healthcare business led to gross margin increases across all revenue types, and reduced sales and marketing expenses. Mobile & Consumer segment profit also improved from $13.4 million and 12% of revenue in Q1 14 to $17.8 million and 16% in Q2 14, led by reduced marketing expenses.

Table: Non-GAAP Profit by Segment

	Q1 2013	Q2 2013	Q3 2013	Q4 2013	FY 2013	Q1 2014	Q2 2014
Healthcare	$89.1	$89.6	$94.8	$78.7	$352.2	$78.5	$91.5
Segment Profit as % of Segment Revenue	41%	39%	40%	35%	39%	35%	39%
Mobile & Consumer	$39.8	$36.7	$32.2	$34.3	$143.0	$13.4	$17.8
Segment Profit as % of Segment Revenue	30%	32%	29%	29%	30%	12%	16%
Enterprise	$21.7	$13.4	$20.0	$23.8	$78.9	$21.1	$17.1
Segment Profit as % of Segment Revenue	26%	18%	25%	28%	24%	24%	20%
Imaging	$23.1	$27.6	$25.0	$22.5	$98.2	$22.7	$20.7
Segment Profit as % of Segment Revenue	39%	43%	40%	39%	40%	39%	37%
Total segment profit	$173.7	$167.3	$172.0	$159.3	$672.3	$135.7	$147.1
Total segment profit as % of total segment revenue	35%	35%	35%	32%	34%	28%	30%

Discussion of Segment Trends and Results
Healthcare Solutions.  Within our healthcare business, we provide solutions and services that intelligently automate the capture and classification of clinical information from the patient encounter with the physician, delivering an end-to-end system that streamlines the process and improves the quality of clinical documentation. We are leveraging our industry leadership in clinical documentation through voice recognition and clinical language understanding (CLU) technologies to expand and accelerate our market opportunity by introducing our innovative and intelligent Clintegrity solutions that automate and improve the quality of coding and billing processes for our healthcare customers.

In Q2 14, the Healthcare business delivered another quarter of strong year-over-year bookings growth, the second consecutive quarter of year-over-year organic revenue growth, and significantly improved margins compared to Q1 14.

Clinical Documentation Solutions.  During Q2 14, our Clinical Documentation solutions delivered strong year-over-year bookings growth, led by transcription on-demand. Year-over-year revenue growth was led by continued strength in Dragon Medical, which delivered its second best revenue quarter ever. This growth was offset by continued pressure on on-demand transcription revenues, including the customer migration to EMR systems. Although we expect this pressure to continue, we have seen it stabilize in recent quarters. Diagnostics product lines delivered solid revenue and bookings growth. Increasingly, customers prefer to purchase diagnostics and Dragon Medical products under a term license.

Clinical Information Management Solutions.  During Q2 14, we delivered a second consecutive quarter of significant growth in Clintegrity bookings, further bolstering the backlog of implementations under previously booked contracts. Our Clintegrity offering includes recurring revenue, with term licenses accompanied by related professional services. We continue to work closely with partners such as Cerner, EPIC and others to embed Clintegrity solutions in their billing products and go-to-market strategies. Recently Borgess Health, a health system that serves about 1 million people in southern Michigan, documented $9 million in incremental revenue within one year as a result of implementing our Clintegrity solution.

Mobile & Consumer Solutions. Within our Mobile & Consumer business, we provide solutions for mobile phones, tablets, televisions, automobiles, personal computers, mobile operators and an increasing number of new consumer devices including wearables. Over the last two years, we have driven a transition in this segment to more comprehensive, cloud-based solutions across a variety of devices and products as we have seen continued strong demand for differentiated, natural language virtual assistants and other solutions. Our solutions incorporate a broad range of our capabilities including voice recognition, natural language understanding, text-to-speech, dialog management, voice biometric, virtual assistant and enhanced keyboard technologies. Generally they require long-term, extensive, custom design, development and implementation work.

Mobile & Consumer delivered strong bookings in the quarter, as we achieved design wins with key OEMs in the automotive, handset and other electronics markets. We delivered the strongest bookings quarter ever for both our automobile and voicemail-to-text solutions. Included in bookings were a significant expansion of our connected car relationship with Toyota, as well as connected car wins at Audi, BMW and Mercedes. Bookings also included an expansion of relationships with LG, Samsung and ZTE, under which we added car mode, Swype, voice biometric and other functions to certain solutions. Voicemail-to-text bookings included our first win in Germany with Deutsche Telekom, as well as new bookings or renewals with Comcast, CTIN Vietnam and TISA.

For the second consecutive quarter, our Mobile & Consumer business reported sequential improvement in organic revenue performance. The improved performance compared to Q1 14 was primarily due to improved organic revenue growth in the automotive business, offset by a seasonal decline in Dragon NaturallySpeaking sales. Although organic revenue performance improved, organic revenue declined in Q2 14 compared to Q2 13 primarily due to loss of volume from some voicemail-to-text customers, as well as the continued transition of revenue models with our consumer electronics customers.

During the quarter, we delivered a connected TV service for a leading US retailer that is emerging as a consumer electronics manufacturer, and we also expanded our connected service contract with the same company. Additionally, we delivered a previously-booked Dragon Drive connected car system for Fiat, which will contribute to future revenues as cars featuring this solution begin shipping. As OEM customers ship devices that incorporate connected services, usage of our cloud-based systems is growing. In Q2 14, we processed 2.75 billion mobile cloud transactions, up 72% compared to Q2 13. In March 2014, our cloud services had 116 million unique monthly active users, up 78% from 65 million in March 2013.

We experienced declines in Q2 14 in both revenue and bookings within our Dragon NaturallySpeaking business, driven by weak consumer PC software sales and product lifecycle factors. At the same time, this business is shifting to cloud-connected versions, delivered in partnership with Intel. Recently, we delivered the next generation of the Intel Dragon Assistant technology, which will contribute to future revenues as more personal computers with this solution pre-installed are introduced in the market.

Enterprise Solutions. Within our Enterprise business, we deliver a portfolio of automated customer service, business intelligence and security solutions designed to help enterprises better support, understand and communicate with their customers. These solutions generally require extended custom design, development and implementation work. Solutions include the use of voice recognition, natural language understanding, text-to-speech, dialog management, voice biometric and virtual assistant technologies to enhance the way organizations engage with their customers. We deliver these solutions across inbound and outbound telephone, web and mobile channels.

Following a strong Q1 14, Enterprise again delivered solid bookings growth, driven by a second consecutive quarter of particularly strong bookings in our on-demand services, as well as several new on‑premise contracts. On-demand bookings included a new contract with eBay as well as expansions of our relationships with Delta, Manulife and Schwab. On-premise bookings included a significant expansion of our relationship with the UK HM Revenue & Customs, where our solutions are alleviating high-visibility failures in their existing call center. On-premise bookings also included a contract with UK Department of Work and Pensions through our partner BT that we expect to lead to an expanded BT relationship. Within our digital channel solutions, bookings included a new relationship with Oracle to support voice-enabled interaction with the mobile version of its enterprise applications. This win represents a new use case for our digital channel solutions, and an expansion of our addressable market.

Imaging Solutions. Our document imaging, print management and PDF offerings reduce the costs associated with paper documents through scanning, document management and electronic routing solutions. We offer our products to multi-function printer (MFP) manufacturers, home offices, small businesses and enterprise customers. Our applications combine network scanning, network print management and PDF creation to quickly enable distribution of documents to users’ desktops or enterprise applications.

Within our Imaging business, we reported weak bookings and organic revenue decline, driven by weakness in MFP-Scan revenues, offset by strong sales of our desktop Imaging products. Imaging weakness was primarily due to sales execution issues in North America, where we have a new team in place and are working quickly to rebuild momentum. We recently released our Power PDF product, our first business-class PDF product, which will be offered through OEM relationships with MFP makers to supplement our MFP-Print and MFP-Scan businesses.

Discussion of Non-GAAP Cost of Revenue and Gross Margins
In Q2 14, gross margin was 61.6%, down slightly compared to Q1 14 gross margin of 62.0%, and down more significantly from Q2 13 gross margin of 64.4%. The sequential and year-over-year declines in gross margin were driven by revenue mix shift from product and licensing to on-demand services, which have a lower gross margin, and by the factors discussed below affecting each revenue type.

Gross margin for product and licensing was 86.0% in Q2 14 compared to 86.3% in Q1 14 and compared to 87.3% a year ago, due to a mix shift within the product and license category.

Professional services and hosting gross margin improved from 34.3% in Q1 14 to 35.6% in Q2 14. This improvement was due to a significant improvement in professional services gross margin through recent cost efficiency initiatives, and also to a mix shift from professional services toward hosting services, which have a higher gross margin. However, year-over-year gross margin for professional services and hosting was down from 39.2% in Q2 13 to 35.6% in Q2 14, primarily due to the deployment of large design and implementation teams to deliver on major customer contracts, particularly in our Healthcare and Mobile & Consumer solutions, as well as increased labor costs associated with our Healthcare on-demand transcription solutions. In addition, we incurred significant costs related to on-demand service platforms that are designed to support significant scale.

Gross margin for maintenance and support was 83.9% in Q2 14, roughly flat sequentially and up compared to 80.8% in Q2 13. The year over year improvement was due to leverage of a relatively fixed cost base across increased revenue.

Discussion of Non-GAAP Operating Expenses and Operating Margins
In Q2 14, operating margin was 23.9%, compared to 21.6% in Q1 14, due to seasonal reduction in marketing expenses and lower sales expenses, offset in part by increased investment in R&D and slightly lower gross margin. However, year-over-year operating margin declined from 29.1% in Q2 13 to 23.9% in Q2 14. Beyond the impact of lower gross margin, the year-over-year operating margin decline was driven by increased investments in R&D, primarily for mobile, NLU and healthcare-related technologies.

Balance Sheet and Cash Flow Highlights
Cash and Cash Flow Activities
Nuance reported Q2 14 cash flow from operations of $87.0 million, up from $78.2 million in Q1 14, but down compared to $93.1 million in Q2 13. We note that the ratio of CFFO to non-GAAP net income of 99% in Q2 14 exceeded our target of 95%, reflecting the increasing impact of recurring revenue models. Included in the Q2 14 cash flow from operations were cash expenditures for acquisition, integration and restructuring related activities of approximately $10.3 million.  In Q2 14, capital expenditures totaled $10.6 million, and depreciation was $12.4 million. As of March 31, 2014, our balance of cash, cash equivalents and marketable securities was $809.5 million.

Share Repurchase Update
As of March 31, 2014, we repurchased 11.441 million shares of our common stock, for a total amount of $210.8 million at an average price per share of $18.43.

Days Sales Outstanding (DSO)
In Q2 14, DSO was 72 days, compared to 71 days in Q2 13.

	Q1 13	Q2 13	Q3 13	Q4 13	Q1 14	Q2 14
DSO	74	71	71	71	74	72
Deferred Revenue
Total deferred revenue increased from $388.3 million at the end of Q2 13 to $504.9 million at the end of Q2 14, and current deferred revenue increased from $249.9 million to $296.5 million over the same period. Of the increase in deferred revenue, a substantial portion was attributable to mobile on-demand service offerings where a portion of the fees are collected in advance. The remainder of the increase was primarily attributable to continued growth in Imaging and Healthcare maintenance and support arrangements, and the increasing prevalence of ratable term-based licenses in Healthcare.

Discussion of Q3 and Fiscal 2014 Guidance and Outlook
Based on our results so far this year, and our visibility into the remainder of the year, we remain confident in our ability to deliver the key drivers of our future business growth - strong bookings and increased recurring revenues. The transition of our business to recurring revenue models, though, is happening somewhat faster than we anticipated and will continue to weigh on near-term revenue growth. As noted earlier, in order to drive greater profitability through this transition, we intend to intensify our focus on cost efficiencies. During the remainder of

FY 14, and over the course of FY 15, we will refocus our operating expenses toward our highest growth businesses, and reduce investment in more mature businesses, resulting in overall improvement in our operating margins.

In Q1 14 and Q2 14, we reported year over year bookings growth of 26% and 43%, respectively, exceeding our projected annual bookings growth rate of 15% from FY 13 to FY 14. We benefited in the first half of the fiscal year from the early completion of some bookings which we had anticipated in the second half, including a large automotive booking. Consequently, for Q3 14 and Q4 14, we expect lower bookings growth than in the previous two quarters. Nonetheless, based upon our first half booking performance and the strength of our pipeline, we are increasing our FY 14 bookings target range from $2.15 billion and $2.25 billion, to $2.25 billion and $2.35 billion.

In Q1 14 and Q2 14 we delivered revenues at or above the high end of our guidance range. For Q3 14, we expect to continue to see the impact of our transition from perpetual license solutions to cloud-based, connected solutions, as well as term and transactional licensing models. Because this transition is happening more rapidly than anticipated, we expect near-term revenues overall to be somewhat lower than our previous expectations. Taking this effect into account, we expect Q3 14 non-GAAP revenues of $488 million to $508 million, and Q3 14 GAAP revenues of $477 million to $497 million. In Q4 14 we expect to benefit from a strong pipeline of license opportunities in our Mobile & Consumer and our Enterprise businesses, revenues from a new product launch and modest contributions from acquisitions that are near completion. Taking into account all of the foregoing, we expect FY 14 non-GAAP revenues between $2,000 million and $2,040 million, and FY 14 GAAP revenues between $1,945 million and $1,985 million.

As detailed earlier, we are intensifying our efforts to increase efficiency across our business. Taking into account these efficiency efforts together with the revenue projections above, we expect Q3 14 non-GAAP EPS of $0.24 to $0.29, and Q3 14 GAAP EPS of $(0.18) to $(0.13). For FY 14, we are increasing our previous non-GAAP EPS guidance of $1.07 to $1.17, and now forecast non-GAAP EPS between $1.09 and $1.19 and GAAP EPS between $(0.57) and $(0.47).

This ends the prepared conference call remarks.

Definitions
Certain supplemental data provided in the prepared call remarks above are based upon internal Nuance definitions that are important for the reader to understand.

Annualized line run-rate in Nuance’s healthcare on-demand business. We determine this run-rate using billed equivalent line counts in a given quarter, multiplied by four.

Bookings. Bookings represent the estimated gross revenue value of transactions at the time of contract execution, except for maintenance and support offerings. For fixed price contracts, the bookings value represents the gross total contract value.  For contracts where revenue is based on transaction volume, the bookings value represents the contract price multiplied by the estimated future transaction volume during the contract term, whether or not such transaction volumes are guaranteed under a minimum commitment clause. Actual results could be different than our initial estimates. The maintenance and support bookings value represents the amounts billed in the period the customer is invoiced. Because of the inherent estimates required to determine bookings and the fact that the actual resultant revenue may differ from our initial bookings estimates, we consider bookings one indicator of potential future revenue and not as an arithmetic measure of backlog.

Estimated 3-year value of total on-demand contracts. We determine this value as of the end of the period reported, by using our best estimate of three years of anticipated future revenue streams under signed on-demand contracts then in place, whether or not they are guaranteed through a minimum commitment clause. Our best estimate is based on estimates used in evaluating the contracts and determining sales compensation, adjusted for changes in estimated launch dates, actual volumes achieved and other factors deemed relevant. For contracts with an expiration date beyond 3 years, we include only the value expected within 3 years. For other contracts, we assume renewal consistent with historic renewal rates unless there is a known cancellation. Investors should be aware that most of these contracts are priced by volume of usage and typically have no or low minimum commitments. Actual revenue could vary from our estimates due to factors such as cancellations, non‑renewals or volume fluctuations.

Segment profit. Segment profit reflects the direct controllable costs of each segment together with an allocation of sales and corporate marketing expenses, and certain research and development project costs that benefit multiple product offerings. Segment profit represents income from operations excluding stock-based compensation, amortization of intangible assets, acquisition-related costs, net, restructuring and other charges, net, costs associated with intellectual property collaboration agreements, other income (expense), net and certain unallocated corporate expenses.

Safe Harbor and Forward-Looking Statements
Statements in this document regarding our future performance, the drivers of our future performance, seasonal performance in product and licensing revenue, growth trends in on-demand revenue, the impact of our acquisitions, new product releases, bookings and backlog, trends in our businesses, revenue from our Dragon Medical product line, diagnostic and radiology solutions and clinical language understanding and analytics offerings, global interest in our mobile and consumer technologies, the proportion of revenue from mobile solutions, demand for mobile cloud-based services, our relationship with mobile and consumer electronics customers, design wins, improved growth rates for our Dragon NaturallySpeaking products, improved license revenue in our enterprise business, growth in our imaging business, estimated third and fourth quarter and FY 14 financial performance, investments in research and development, sales and professional services personnel, funding of strategic engagements in our mobile market, investments to leverage our voice and clinical language understanding technologies for our healthcare business, and our management’s future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” or “estimates” or similar expressions) should also be considered to be forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: fluctuations in demand for our existing and future products; economic conditions in the United States and internationally; our ability to control and successfully manage our expenses and cash position; the effects of competition, including pricing pressure; possible defects in our products and technologies; our ability to successfully integrate operations and employees of acquired businesses; the ability to realize anticipated synergies from acquired businesses; and the other factors described in our annual report on Form 10-K for the fiscal year ended September 30, 2013 and our quarterly reports filed with the Securities and Exchange Commission. We disclaim any obligation to update any forward-looking statements as a result of developments occurring after the date of this document.

The information included in this press release should not be viewed as a substitute for full GAAP financial statements.

Discussion of Non-GAAP Financial Measures
We utilize a number of different financial measures, both GAAP and non-GAAP, in analyzing and assessing the overall performance of the business, for making operating decisions and for forecasting and planning for future periods. Our annual financial plan is prepared both on a GAAP and non-GAAP basis, and the non-GAAP annual financial plan is approved by our board of directors. Continuous budgeting and forecasting for revenue and expenses are conducted on a consistent non-GAAP basis (in addition to GAAP) and actual results on a non-GAAP basis are assessed against the annual financial plan. The board of directors and management utilize these non-GAAP measures and results (in addition to the GAAP results) to determine our allocation of resources. In addition and as a consequence of the importance of these measures in managing the business, we use non-GAAP measures and results in the evaluation process to establish management’s compensation. For example, our annual bonus program payments are based upon the achievement of consolidated non-GAAP revenue and consolidated non--GAAP earnings per share financial targets. We consider the use of non-GAAP revenue helpful in understanding the performance of our business, as it excludes the purchase accounting impact on acquired deferred revenue and other acquisition-related adjustments to revenue. We also consider the use of non--GAAP earnings per share helpful in assessing the organic performance of the continuing operations of our business. By organic performance we mean performance as if we had owned an acquired business in the same period a year ago. By continuing operations we mean the ongoing results of the business excluding certain unplanned costs. While our management uses these non-GAAP financial measures as a tool to enhance their understanding of certain aspects of our financial performance, our management does not consider these measures to be a substitute for, or superior to, the information provided by GAAP revenue and earnings per share. Consistent with this approach, we believe that disclosing non-GAAP revenue and non-GAAP earnings per share to the readers of our financial statements provides such readers with useful supplemental data that, while not a substitute for GAAP revenue and earnings per share, allows for greater transparency in the review of our financial and operational performance. In assessing the overall health of the business during the three and six months ended March 31, 2014 and 2013, and, in particular, in evaluating our revenue and earnings per share, our management has either included or excluded items in six general categories, each of which is described below.

Acquisition-Related Revenue and Cost of Revenue.
We provide supplementary non-GAAP financial measures of revenue, which include revenue related to acquisitions, primarily from Equitrac, Quantim and Varolii for the three and six months ended March 31, 2014, that would otherwise have been recognized but for the purchase accounting treatment of these transactions. Non-GAAP revenue also includes revenue that we would have otherwise recognized had we not acquired intellectual property and other assets from the same customer. Because GAAP accounting requires the elimination of this revenue, GAAP results alone do not fully capture all of our economic activities. These non-GAAP adjustments are intended to reflect the full amount of such revenue. We include non-GAAP revenue and cost of revenue to allow for more complete comparisons to the financial results of historical operations, forward-looking guidance and the financial results of peer companies. We believe these adjustments are useful to management and investors as a measure of the ongoing performance of the business because, although we cannot be certain that customers will renew their contracts, we have historically experienced high renewal rates on maintenance and support agreements and other customer contracts. Additionally, although acquisition-related revenue adjustments are non-recurring with respect to past acquisitions, we generally will incur these adjustments in connection with any future acquisitions.

Acquisition-Related Costs, Net.
In recent years, we have completed a number of acquisitions, which result in operating expenses which would not otherwise have been incurred. We provide supplementary non-GAAP financial measures, which exclude certain transition, integration and other acquisition-related expense items resulting from acquisitions, to allow more accurate comparisons of the financial results to historical operations, forward-looking guidance and the financial results of less acquisitive peer companies. We consider these types of costs and adjustments, to a great extent, to be unpredictable and dependent on a significant number of factors that are outside of our control. Furthermore, we do not consider these acquisition-related costs and adjustments to be related to the organic continuing operations of the acquired businesses and are generally not relevant to assessing or estimating the long-term performance of the acquired assets. In addition, the size, complexity and/or volume of past acquisitions, which often drives the magnitude of acquisition-related costs, may not be indicative of the size, complexity and/or volume of future acquisitions. By excluding acquisition-related costs and adjustments from our non-GAAP measures, management is better able to evaluate our ability to utilize our existing assets and estimate the long-term value that acquired assets will generate for us. We believe that providing a supplemental non-GAAP measure which excludes these items allows management and investors to consider the ongoing operations of the business both with, and without, such expenses.

These acquisition-related costs are included in the following categories: (i) transition and integration costs; (ii) professional service fees; and (iii) acquisition-related adjustments. Although these expenses are not recurring with respect to past acquisitions, we generally will incur these expenses in connection with any future acquisitions. These categories are further discussed as follows:

(i) Transition and integration costs. Transition and integration costs include retention payments, transitional employee costs, earn-out payments treated as compensation expense, as well as the costs of integration-related services, including services provided by third parties.

(ii) Professional service fees. Professional service fees include third party costs related to the acquisition, and legal and other professional service fees associated with disputes and regulatory matters related to acquired entities.

(iii) Acquisition-related adjustments. Acquisition-related adjustments include adjustments to acquisition-related items that are required to be marked to fair value each reporting period, such as contingent consideration, and other items related to acquisitions for which the measurement period has ended, such as gains or losses on settlements of pre-acquisition contingencies.

Amortization of Acquired Intangible Assets.
We exclude the amortization of acquired intangible assets from non-GAAP expense and income measures. These amounts are inconsistent in amount and frequency and are significantly impacted by the timing and size of acquisitions. Providing a supplemental measure which excludes these charges allows management and investors to evaluate results “as-if” the acquired intangible assets had been developed internally rather than acquired and, therefore, provides a supplemental measure of performance in which our acquired intellectual property is treated in a comparable manner to our internally developed intellectual property. Although we exclude amortization of acquired intangible assets from our non-GAAP expenses, we believe that it is important for investors to understand that such intangible assets contribute to revenue generation. Amortization of intangible assets that relate to past acquisitions will recur in future periods until such intangible assets have been fully amortized. Future acquisitions may result in the amortization of additional intangible assets.

Costs Associated with IP Collaboration Agreement.
In order to gain access to a third party's extensive speech recognition technology and natural language and semantic processing technology, we have entered into IP collaboration agreements, with terms ranging between five and six years. Depending on the agreement, some or all intellectual property derived from these collaborations will be jointly owned by the two parties. For the majority of the developed intellectual property, we will have sole rights to commercialize such intellectual property for periods ranging between two to six years, depending on the agreement. For non-GAAP purposes, we consider these long-term contracts and the resulting acquisitions of intellectual property from this third-party over the agreements’ terms to be an investing activity, outside of our normal, organic, continuing operating activities, and are therefore presenting this supplemental information to show the results excluding these expenses. We do not exclude from our non-GAAP results the corresponding revenue, if any, generated from these collaboration efforts. Although our bonus program and other performance-based incentives for executives are based on the non-GAAP results that exclude these costs, certain engineering senior management are responsible for execution and results of the collaboration agreement and have incentives based on those results.

Non-Cash Expenses.
We provide non-GAAP information relative to the following non-cash expenses: (i) stock-based compensation; (ii) certain accrued interest; and (iii) certain accrued income taxes. These items are further discussed as follows:

(i) Stock-based compensation. Because of varying available valuation methodologies, subjective assumptions and the variety of award types, we believe that the exclusion of stock-based compensation allows for more accurate comparisons of operating results to peer companies, as well as to times in our history when stock-based compensation was more or less significant as a portion of overall compensation than in the current period. We evaluate performance both with and without these measures because compensation expense related to stock-based compensation is typically non-cash and the options and restricted awards granted are influenced by the Company’s stock price and other factors such as volatility that are beyond our control. The expense related to stock-based awards is generally not controllable in the short-term and can vary significantly based on the timing, size and nature of awards granted. As such, we do not include such charges in operating plans. Stock-based compensation will continue in future periods.

(ii) and (iii) Certain accrued interest and income taxes. We also exclude certain accrued interest and certain accrued income taxes because we believe that excluding these non-cash expenses provides senior management, as well as other users of the financial statements, with a valuable perspective on the cash-based performance and health of the business, including the current near-term projected liquidity. These non-cash expenses will continue in future periods.

Other Expenses.
We exclude certain other expenses that are the result of unplanned events to measure operating performance and current and future liquidity both with and without these expenses; and therefore, by providing this information, we believe management and the users of the financial statements are better able to understand the financial results of what we consider to be our organic, continuing operations. Included in these expenses are items such as restructuring charges, asset impairments and other charges (credits), net. These events are unplanned and arose outside of the ordinary course of continuing operations. These items also include adjustments from changes in fair value of share-based instruments relating to the issuance of our common stock with security price guarantees payable in cash. Other items such as gains or losses on non-controlling strategic equity interests, are also excluded.

We believe that providing the non-GAAP information to investors, in addition to the GAAP presentation, allows investors to view the financial results in the way management views the operating results. We further believe that providing this information allows investors to not only better understand our financial performance, but more importantly, to evaluate the efficacy of the methodology and information used by management to evaluate and measure such performance.

Financial Tables Follow

Nuance Communications, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)
Unaudited

	Three months ended March 31,		Six months ended March 31,
	2014	2013	2014	2013

Revenues:
Product and licensing	$174,819	$173,065	$353,256	$369,796
Professional services and hosting	227,526	213,264	445,661	413,569
Maintenance and support	73,308	64,670	146,716	129,902
Total revenues	475,653	450,999	945,633	913,267

Cost of revenues:
Product and licensing	25,226	22,943	50,435	49,252
Professional services and hosting	157,437	138,534	312,017	263,690
Maintenance and support	12,359	13,098	25,196	27,895
Amortization of intangible assets	15,342	16,610	30,536	32,920
Total cost of revenues	210,364	191,185	418,184	373,757

Gross profit	265,289	259,814	527,449	539,510

Operating expenses:
Research and development	84,581	69,681	165,051	138,402
Sales and marketing	98,280	97,855	217,186	214,990
General and administrative	43,682	33,355	88,158	78,139
Amortization of intangible assets	26,571	26,001	54,043	51,427
Acquisition-related cost, net	6,802	15,448	9,600	31,181
Restructuring and other charges, net	4,719	5,062	8,556	6,729
Total operating expenses	264,635	247,402	542,594	520,868

Income (loss) from operations	654	12,412	(15,145)	18,642
Other expense, net	(33,487)	(37,586)	(70,123)	(74,473)
Loss before income taxes	(32,833)	(25,174)	(85,268)	(55,831)
Provision (benefit) from income taxes	6,394	674	9,372	(7,887)
Net loss	$(39,227)	$(25,848)	$(94,640)	$(47,944)

Net loss per share:
Basic	$(0.12)	$(0.08)	$(0.30)	$(0.15)
Diluted	$(0.12)	$(0.08)	$(0.30)	$(0.15)

Weighted average common shares outstanding:
Basic	316,593	315,473	315,696	314,006
Diluted	316,593	315,473	315,696	314,006

Nuance Communications, Inc.
Condensed Consolidated Balance Sheets
(in thousands)
Unaudited

	March 31, 2014	September 30, 2013

ASSETS
Current assets:
Cash and cash equivalents	$768,302	$808,118
Marketable securities	41,204	38,728
Accounts receivable, net	387,715	382,741
Prepaid expenses and other current assets	188,557	179,940
Total current assets	1,385,778	1,409,527

Land, building and equipment, net	144,173	143,465
Goodwill	3,378,194	3,293,198
Intangible assets, net	921,653	953,278
Other assets	181,868	159,135
Total assets	$6,011,666	$5,958,603

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Current portion of long-term debt	$251,031	$246,040
Accounts payable and accrued expenses	284,761	305,441
Deferred revenue	296,548	253,753
Total current liabilities	832,340	805,234

Long-term debt	2,117,522	2,108,091
Deferred revenue, net of current portion	208,304	160,823
Other liabilities	254,491	246,441
Total liabilities	3,412,657	3,320,589

Stockholders' equity	2,599,009	2,638,014
Total liabilities and stockholders' equity	$6,011,666	$5,958,603

Nuance Communications, Inc.
Consolidated Statements of Cash Flows
(in thousands)
Unaudited

	Three months ended March 31,		Six months ended March 31,
	2014	2013	2014	2013

Cash flows from operating activities:
Net loss	$(39,227)	$(25,848)	$(94,640)	$(47,944)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	54,308	52,147	109,417	102,576
Stock-based compensation	44,920	29,642	92,159	74,913
Non-cash interest expense	9,782	9,591	19,443	19,577
Deferred tax provision (benefit)	5,058	(20,151)	3,446	(24,228)
Other	892	823	(5,258)	(1,102)
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable	13,050	21,466	6,518	30,281
Prepaid expenses and other assets	(600)	(2,413)	(11,695)	(11,517)
Accounts payable	(4,065)	20,839	(32,097)	2,147
Accrued expenses and other liabilities	(17,753)	260	(10,301)	9,501
Deferred revenue	20,661	6,730	88,190	61,830
Net cash provided by operating activities	87,026	93,086	165,182	216,034
Cash flows from investing activities:
Capital expenditures	(10,553)	(14,484)	(24,719)	(29,588)
Payments for business and technology acquisitions, net of cash acquired	(36,041)	(28,067)	(135,537)	(474,259)
Purchases of marketable securities and other investments	(6,441)	(275)	(11,504)	—
Proceeds from sales and maturities of marketable securities and other investments	8,262	—	21,634	181
Net cash used in investing activities	(44,773)	(42,826)	(150,126)	(503,666)
Cash flows from financing activities:
Payments of debt	(1,209)	(1,288)	(2,516)	(146,123)
Proceeds from long-term debt, net of issuance costs	—	(219)	—	352,392
Payments for repurchases of common stock	(8,435)	—	(26,435)	—
Payments for settlement of share-based derivatives	(4,254)	(3,624)	(5,286)	(3,801)
Payments of other long-term liabilities	(615)	(308)	(1,519)	(1,320)
Excess tax benefits on employee equity awards	—	(4,974)	—	—
Proceeds from issuance of common stock from employee stock plans	10,734	11,179	11,922	13,085
Cash used to net share settle employee equity awards	(4,541)	(5,659)	(31,047)	(49,518)
Net cash (used in) provided by financing activities	(8,320)	(4,893)	(54,881)	164,715
Effects of exchange rate changes on cash and cash equivalents	(287)	(1,153)	9	(1,542)
Net increase (decrease) in cash and cash equivalents	33,646	44,214	(39,816)	(124,459)
Cash and cash equivalents at beginning of period	734,656	961,088	808,118	1,129,761
Cash and cash equivalents at end of period	$768,302	$1,005,302	$768,302	$1,005,302

Nuance Communications, Inc.
Supplemental Financial Information - GAAP to Non-GAAP Reconciliations
(in thousands, except per share amounts)
Unaudited

	Three months ended March 31,		Six months ended March 31,
	2014	2013	2014	2013

GAAP revenue	$475,653	$450,999	$945,633	$913,267
Acquisition-related revenue adjustments: product and licensing	7,269	23,855	18,758	45,454
Acquisition-related revenue adjustments: professional services and hosting	6,214	7,830	13,873	14,893
Acquisition-related revenue adjustments: maintenance and support	837	1,346	1,754	2,833
Non-GAAP revenue	$489,973	$484,030	$980,018	$976,447

GAAP cost of revenue	$210,364	$191,185	$418,184	$373,757
Cost of revenue from amortization of intangible assets	(15,342)	(16,610)	(30,536)	(32,920)
Cost of revenue adjustments: product and licensing (1,2)	271	2,030	925	4,013
Cost of revenue adjustments: professional services and hosting (1,2)	(6,884)	(4,095)	(13,189)	(6,183)
Cost of revenue adjustments: maintenance and support (1,2)	(406)	(430)	(1,190)	(2,533)
Non-GAAP cost of revenue	$188,003	$172,080	$374,194	$336,134

GAAP gross profit	$265,289	$259,814	$527,449	$539,510
Gross profit adjustments	36,681	52,136	78,375	100,803
Non-GAAP gross profit	$301,970	$311,950	$605,824	$640,313

GAAP income (loss) from operations	$654	$12,412	$(15,145)	$18,642
Gross profit adjustments	36,681	52,136	78,375	100,803
Research and development (1)	10,455	4,977	20,743	13,837
Sales and marketing (1)	10,210	12,033	25,454	28,880
General and administrative (1)	15,953	7,545	29,992	22,418
Amortization of intangible assets	26,571	26,001	54,043	51,427
Costs associated with IP collaboration agreements	4,937	5,458	9,874	10,708
Acquisition-related costs, net	6,802	15,448	9,600	31,181
Restructuring and other charges, net	4,719	5,062	8,556	6,729
Other	(71)	—	1,061	—
Non-GAAP income from operations	$116,911	$141,072	$222,553	$284,625

GAAP provision (benefit) from income taxes	$6,394	$674	$9,372	$(7,887)
Non-cash taxes	(1,385)	5,057	292	19,823
Non-GAAP provision for income taxes	$5,009	$5,731	$9,664	$11,936

GAAP net loss	$(39,227)	$(25,848)	$(94,640)	$(47,944)
Acquisition-related adjustment - revenue (2)	14,320	33,031	34,385	63,180
Acquisition-related adjustment - cost of revenue (2)	(1,283)	(2,592)	(2,516)	(5,075)
Acquisition-related costs, net	6,802	15,448	9,600	31,181
Cost of revenue from amortization of intangible assets	15,342	16,610	30,536	32,920
Amortization of intangible assets	26,571	26,001	54,043	51,427
Non-cash stock-based compensation (1)	44,920	29,642	92,159	74,913
Non-cash interest expense	9,782	9,591	19,443	19,577
Non-cash income taxes	1,385	(5,057)	(292)	(19,823)
Costs associated with IP collaboration agreements	4,937	5,458	9,874	10,708
Change in fair value of share-based instruments	72	3,015	4,222	5,525
Restructuring and other charges, net	4,719	5,062	8,556	6,729
Other	(71)	—	(454)	—
Non-GAAP net income	$88,269	$110,361	$164,916	$223,318

Non-GAAP diluted net income per share	$0.28	$0.34	$0.52	$0.69

Diluted weighted average common shares outstanding	319,677	324,119	318,653	323,829

Nuance Communications, Inc.
Supplemental Financial Information - GAAP to Non-GAAP Reconciliations, continued
(in thousands)
Unaudited

	Three months ended March 31,		Six months ended March 31,
	2014	2013	2014	2013

(1) Non-Cash Stock-Based Compensation
Cost of product and licensing	$697	$168	$962	$353
Cost of professional services and hosting	7,199	4,489	13,818	6,892
Cost of maintenance and support	406	430	1,190	2,533
Research and development	10,455	4,977	20,743	13,837
Sales and marketing	10,210	12,033	25,454	28,880
General and administrative	15,953	7,545	29,992	22,418
Total	$44,920	$29,642	$92,159	$74,913

(2) Acquisition-Related Revenue and Cost of Revenue
Revenue	$14,320	$33,031	$34,385	$63,180
Cost of product and licensing	(968)	(2,198)	(1,887)	(4,366)
Cost of professional services and hosting	(315)	(394)	(629)	(709)
Total	$13,037	$30,439	$31,869	$58,105

Nuance Communications, Inc.
Supplemental Financial Information – GAAP to Non-GAAP Reconciliations, continued
(in millions)
Unaudited

Total Revenue	Q1	Q2	Q3	Q4	FY	Q1	Q2
	2013	2013	2013	2013	2013	2014	2014
GAAP Revenue	$462.3	$451.0	$469.8	$472.2	$1,855.3	$470.0	$475.7
Adjustment	$30.1	$33.0	$21.0	$18.2	$102.4	$20.1	$14.3
Non-GAAP Revenue	$492.4	$484.0	$490.8	$490.4	$1,957.7	$490.1	$490.0

Healthcare	Q1	Q2	Q3	Q4	FY	Q1	Q2
	2013	2013	2013	2013	2013	2014	2014
GAAP Revenue	$204.7	$219.1	$230.0	$220.0	$873.8	$221.6	$232.5
Adjustment	$12.7	$10.2	$8.1	$6.7	$37.8	$5.7	$4.5
Non-GAAP Revenue	$217.4	$229.3	$238.1	$226.7	$911.6	$227.3	$237.0

Mobile & Consumer	Q1	Q2	Q3	Q4	FY	Q1	Q2
	2013	2013	2013	2013	2013	2014	2014
GAAP Revenue	$128.8	$113.0	$108.7	$117.2	$467.7	$112.5	$107.0
Adjustment	$2.9	$3.2	$2.3	$3.1	$11.5	$2.8	$2.8
Non-GAAP Revenue	$131.7	$116.2	$111.0	$120.3	$479.2	$115.3	$109.8

Enterprise	Q1	Q2	Q3	Q4	FY	Q1	Q2
	2013	2013	2013	2013	2013	2014	2014
GAAP Revenue	$83.7	$72.9	$78.1	$85.5	$320.2	$86.6	$85.3
Adjustment	$0.0	$1.6	$0.8	$0.9	$3.3	$2.6	$1.9
Non-GAAP Revenue	$83.7	$74.5	$78.9	$86.4	$323.5	$89.2	$87.2

Imaging	Q1	Q2	Q3	Q4	FY	Q1	Q2
	2013	2013	2013	2013	2013	2014	2014
GAAP Revenue	$45.1	$46.0	$53.0	$49.5	$193.6	$49.3	$50.9
Adjustment	$14.5	$18.0	$9.8	$7.5	$49.8	$9.0	$5.1
Non-GAAP Revenue	$59.6	$64.0	$62.8	$57.0	$243.4	$58.3	$56.0

Product and Licensing Revenue	Q1	Q2	Q3	Q4	FY	Q1	Q2
	2013	2013	2013	2013	2013	2014	2014
GAAP Revenue	$196.7	$173.1	$191.6	$192.3	$753.7	$178.5	$174.8
Adjustment	$21.6	$23.9	$13.9	$10.9	$70.1	$11.5	$7.3
Non-GAAP Revenue	$218.3	$196.9	$205.5	$203.2	$823.8	$190.0	$182.1

Professional Services Revenue	Q1	Q2	Q3	Q4	FY	Q1	Q2
	2013	2013	2013	2013	2013	2014	2014
GAAP Revenue	$51.0	$51.0	$53.2	$52.9	$208.1	$50.8	$55.4
Adjustment	$5.0	$5.8	$4.2	$2.8	$17.9	$3.4	$2.3
Non-GAAP Revenue	$56.0	$56.8	$57.4	$55.7	$226.0	$54.2	$57.7

Hosting Revenue	Q1	Q2	Q3	Q4	FY	Q1	Q2
	2013	2013	2013	2013	2013	2014	2014
GAAP Revenue	$149.3	$162.3	$157.2	$155.5	$624.3	$167.3	$172.2
Adjustment	$2.0	$2.0	$1.8	$3.4	$9.3	$4.3	$3.9
Non-GAAP Revenue	$151.3	$164.3	$159.0	$158.9	$633.6	$171.6	$176.1

Maintenance and Support Revenue	Q1	Q2	Q3	Q4	FY	Q1	Q2
	2013	2013	2013	2013	2013	2014	2014
GAAP Revenue	$65.3	$64.6	$67.8	$71.5	$269.2	$73.4	$73.3
Adjustment	$1.5	$1.3	$1.1	$1.1	$5.1	$0.9	$0.8
Non-GAAP Revenue	$66.8	$66.0	$68.9	$72.6	$274.3	$74.3	$74.1

Schedules may not add due to rounding.

Exhibit 99.2

Nuance Communications, Inc.
Supplemental Financial Information - GAAP to Non-GAAP Reconciliations, continued
(in millions)
Unaudited

	Q1	Q2	Q3	Q4	FY	Q1	Q2
	2013	2013	2013	2013	2013	2014	2014

Total segment revenues	$492.4	$484.0	$490.8	$490.4	$1,957.7	$490.1	$490.0
Acquisition related revenues	(30.1)	(33.0)	(21.0)	(18.2)	(102.4)	(20.1)	(14.3)
Total consolidated revenues	$462.3	$451.0	$469.8	$472.2	$1,855.3	$470.0	$475.7

Total segment profit	$173.7	$167.3	$172.0	$159.4	$672.3	$135.7	$147.1
Corporate expenses and other, net	(30.1)	(26.3)	(40.6)	(38.6)	(135.3)	(31.3)	(30.1)
Acquisition-related revenues and costs of revenue adjustment	(27.7)	(30.4)	(19.3)	(16.2)	(93.7)	(18.8)	(13.0)
Non-cash stock-based compensation	(45.3)	(29.6)	(39.2)	(45.2)	(159.3)	(47.2)	(44.9)
Amortization of intangible assets	(41.7)	(42.6)	(42.5)	(42.0)	(168.8)	(42.7)	(41.9)
Acquisition-related (costs) income, net	(15.7)	(15.4)	8.5	(7.0)	(29.7)	(2.8)	(6.8)
Restructuring and other charges, net	(1.7)	(5.1)	(7.9)	(1.7)	(16.4)	(3.8)	(4.7)
Costs associated with IP collaboration agreements	(5.3)	(5.5)	(4.9)	(4.9)	(20.6)	(4.9)	(4.9)
Other expense, net	(36.9)	(37.6)	(34.1)	(36.6)	(145.2)	(36.6)	(33.5)
Loss before income taxes	($30.7)	($25.2)	($8.0)	($32.8)	($96.7)	($52.4)	($32.8)

Schedules may not add due to rounding.

Nuance Communications, Inc.
Reconciliation of Supplemental Financial Information
GAAP and Non-GAAP Revenue and Net Income per Share Guidance
(in thousands, except per share amounts)
Unaudited

	Three months ended June 30, 2014
	Low	High
GAAP revenue	$477,000	$497,000
Acquisition-related adjustment - revenue	11,000	11,000
Non-GAAP revenue	$488,000	$508,000

GAAP net loss per share	$(0.18)	$(0.13)
Acquisition-related adjustment - revenue	0.03	0.03
Acquisition-related adjustment - cost of revenue	(0.00)	(0.00)
Acquisition-related costs, net	0.03	0.03
Cost of revenue from amortization of intangible assets	0.05	0.05
Amortization of intangible assets	0.08	0.08
Non-cash stock-based compensation	0.17	0.17
Non-cash interest expense	0.03	0.03
Non-cash income taxes	0.01	0.01
Costs associated with IP collaboration agreements	0.02	0.02
Restructuring and other charges, net	0.00	0.00
Other	0.00	0.00
Non-GAAP net income per share	$0.24	$0.29

Shares used in computing GAAP and non-GAAP net income per share:
Weighted average common shares: basic	317,500	317,500
Weighted average common shares: diluted	322,500	322,500

Nuance Communications, Inc.
Reconciliation of Supplemental Financial Information
GAAP and Non-GAAP Revenue and Net Income per Share Guidance
(in thousands, except per share amounts)
Unaudited

	Twelve months ended September 30, 2014
	Low	High
GAAP revenue	$1,945,000	$1,985,000
Acquisition-related adjustment - revenue	55,000	55,000
Non-GAAP revenue	$2,000,000	$2,040,000

GAAP net loss per share	$(0.57)	$(0.47)
Acquisition-related adjustment - revenue	0.17	0.17
Acquisition-related adjustment - cost of revenue	(0.01)	(0.01)
Acquisition-related costs, net	0.08	0.08
Cost of revenue from amortization of intangible assets	0.19	0.19
Amortization of intangible assets	0.34	0.34
Non-cash stock-based compensation	0.64	0.64
Non-cash interest expense	0.12	0.12
Non-cash income taxes	0.02	0.02
Costs associated with IP collaboration agreements	0.06	0.06
Change in fair value of share-based instruments	0.01	0.01
Restructuring and other charges, net	0.03	0.03
Other	0.01	0.01
Non-GAAP net income per share	$1.09	$1.19

Shares used in computing GAAP and non-GAAP net income per share:
Weighted average common shares: basic	317,000	317,000
Weighted average common shares: diluted	322,000	322,000